                                                                    EXHIBIT 10.1

                                 Hollywood Park
                               Executive Offices



March 19, 1996

Timothy J. Parrott
Chairman and CEO
Boomtown, Inc.
I-80 at Boomtown Exit
Verdi, NV  89439

Dear Mr. Parrott:

        This letter of intent sets forth the basic terms and conditions relating to the strategic combination of Boomtown, Inc. ("Boomtown") and Hollywood Park, Inc. ("HPI") pursuant to a statutory merger (the "Merger") in which a wholly owned subsidiary of HPI would be merged with and into Boomtown as a result of which Boomtown would become a wholly owned subsidiary of HPI. The parties intend that the Merger would qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

        1.   Merger Exchange Ratio.
             ---------------------

        Each share of Boomtown Common Stock would be converted into .625 of a share of HPI Common Stock (the "Exchange Ratio").

        2.   Board Representation and Executive Committee.
             --------------------------------------------

        Four members of Boomtown's Board of Directors would be added to HPI's Board of Directors and such former Boomtown directors would be nominated by HPI for re-election to the Board for at least the first three annual stockholders meetings following the Merger. HPI's Board would have no more than eleven representatives during such three-year period (except in the event that the holders of HPI Preferred Stock exercise their right to nominate up to two nominees on the Board). The Executive Committee would be comprised of five persons, two of whom would be nominated by Boomtown. The initial Boomtown representatives shall be Timothy Parrott and Richard Goeglein. In the event either or both of Messrs. Parrott or Goeglein are unable to serve on the Executive Committee, the remaining Boomtown representatives on the Board shall select the new Boomtown representatives to the Executive Committee. The officers of Boomtown would

Timothy J. Parrott
March 19, 1996



        continue as such pursuant to mutually agreeable amended and restated employment agreements.

        3.   Merger Agreement.
             ----------------

        The Merger Agreement would contain representations, warranties and other provisions customary in transactions of this type. All representations, warranties, covenants and indemnities would terminate on the effective date of the Merger, except as expressly provided to the contrary (e.g. Board representation and the like).

        4.   Options.
             -------

        The Merger Agreement would provide that all outstanding Boomtown options would be converted into options to acquire HPI Common Stock such that
        (i) the exercise price of each option would be equal to Boomtown's per share market price on the date preceding the announcement of the Merger divided by the Exchange Ratio, and (ii) the shares subject to each option would be equal to the number of shares immediately prior to the Merger multiplied by the Exchange Ratio. The Merger Agreement would also provide that all outstanding HPI options would be repriced such that the exercise price of each option would be equal to HPI's per share market price on the date preceding the announcement of the Merger.

        5.   Securities Law Matters.
             ----------------------

        The HPI Common Stock to be issued in the Merger would be registered on a Form S-4 registration statement and listed on the NASDAQ National Market System.

        6.   Conditions.
             ----------

        Consummation of the Merger would be subject to the satisfaction of the following conditions, among others:

        (a) the negotiation and execution of a definitive merger agreement, containing representations, warranties, covenants, conditions and indemnification provisions customary for transactions of this nature and which are satisfactory in form and substance to both parties;

        (b) the obtaining of all required governmental and regulatory consents or approvals with respect to the Merger (including without limitation the Hart/Scott/Rodino Act) and the licensing of HPI's

Timothy J. Parrott
March 19, 1996



        executive officers with the Gaming Commissions in Nevada, Mississippi, Louisiana, Indiana (if required) and any other required jurisdiction;

        (c) approval of the definitive Merger Agreement by the Board of Directors and stockholders of both Boomtown and HPI and receipt of "fairness" opinions from the respective investment bankers representing Boomtown and HPI;

        (d) there being no legislation adopted (or having a reasonable likelihood of being adopted) in California that would prohibit the ownership of the combined company;

        (e) the availability of sufficient financing to fund the repurchase of Boomtown's outstanding debentures if put to Boomtown by the holders thereof in accordance with the terms of Boomtown's Indenture and to fund up to a mutually agreeable dollar amount for future gaming projects;

        (f) no material adverse change in the business, financial condition, results of operations or properties of either party after the execution of a definitive agreement; and

        (g) the execution by Boomtown of the amended and restated employment agreements with the officers of Boomtown (Boomtown's condition only).

        7.   No Shop.
             -------

        The Merger Agreement would contain reciprocal "no shop" provisions subject to each Board's fiduciary duty and would provide for a breakup fee of $5 million payable by either Boomtown or HPI under certain limited circumstances (including termination by Boomtown upon receipt by Boomtown of a superior offer).

        8.   Closing.
             -------

        The parties intend to work diligently and in good faith toward the negotiation and execution of a definitive merger agreement. Execution of any definitive agreement would be subject, among other things, to the satisfactory completion of legal, accounting and business due diligence by both Boomtown and HPI in their sole discretion. Following execution of a definitive

Timothy J. Parrott
March 19, 1996



        agreement, if any, the parties would work toward consummation of the transactions by December 31, 1996, but in no event later than June 30, 1997.

        9.   Publicity.
             ---------

        HPI and Boomtown will issue a joint press release relating to the terms of this letter of intent and shall cooperate in conjunction with any other public disclosure of the matters contemplated hereby. The parties acknowledge that they are bound by the terms of a Confidentiality Agreement executed by them, dated February 27, 1996.

        10.  Expenses.
             --------

        Each party will be responsible for its own expenses in connection with all matters relating to the transaction. If for any reason this proposed transaction shall not be consummated, neither party will be responsible for any of the other's expenses except as provided in the definitive merger agreement. Each party will indemnify, defend and hold harmless the other against the claims of any brokers or finders claiming by, through or under the indemnifying party.

        11.  Binding Nature.
             --------------

        Except for matters set forth in paragraphs 9 (publicity, confidentiality), 10 (expenses, brokers) and this paragraph 11, this letter does not create and will not be deemed to be a binding, legal obligation among the parties for any reason but merely represents the present good faith intention of the parties.

Timothy J. Parrott
March 19, 1996

        12.  Counterparts.
             ------------

        This letter of intent may be executed in counterparts.

        Your signature below shall confirm your agreement with the foregoing letter of intent.


                                 Very truly yours,

                                 HOLLYWOOD PARK, INC.


                                 By: /s/ G. Michael Finnigan
                                     ------------------------------
                                 Name: G. Michael Finnigan
                                 Title: Chief Financial Officer


   AGREED TO AND ACCEPTED THIS

   19th day of March, 1996

   BOOMTOWN, INC.


   By:    /s/ Timothy  J. Parrott
      ------------------------------
   Name:  Timothy J. Parrott
   Title: Chairman and Chief Executive Officer